Exhibit 10.11

Trulia, Inc. 116 new montgomery street, 300 san francisco, ca 94105 p: 415.648.4358 f: 866.658.4763

May 3, 2012

Erik Bardman

[HOME ADDRESS]

Dear Erik:

On behalf of the Board of Directors (the “Board”) of Trulia, Inc. (the “Company”), we are pleased to inform you that our Board has nominated you for election as a member of our Board and as a chairman of the Board’s Audit Committee.

As you are aware, the Company is a Delaware corporation and therefore your rights and duties as a Board member of the Company are prescribed by Delaware law, our charter documents as well as by the policies established by our Board form time to time. If the Company completes an initial public offering of its common stock, you should anticipate that your duties and responsibilities would increase as a result of being a director of a publically traded company.

From time to time, our Board may establish certain other committees to which it may delegate certain duties. You may be appointed by the Board to serve on additional committees. In addition to committee meetings, which shall be convened as needed, our Board meetings are generally held six to eight times per year at the Company’s offices in San Francisco, California. We would hope that your schedule would permit you to attend all of the meetings of the Board and any committees of which you are a member. In addition, from time to time, there may be telephonic meetings to address special matters.

It is expected that during the term of your Board membership with the Company you will not engage in an other employment, occupation, consulting or other business activity that completes with the business in which the Company is not involved in or becomes involved in during the term of your service to the Company, nor will you engage in any other activities that conflict with your obligations to the Company.

If you decide to join the Board and to serve as chairman of the Audit Committee, it will be recommended at the time of your election as a member of the Board as a chairman of the Audit Committee that the Company grant you an option covering 73,500 shares of common stock in consideration for your service (the “Option”). The Option will be issued pursuant to the terms and conditions of the Company’s 2005 Stock Incentive Plan (the “Plan”) and will have an exercise price equal to the fair market value of the Company’s common stock, as determined by the Board, as of the date of the grant. The option shall vest monthly over a 12-month period with vesting commencing as of the date of your election as a member of the Board. The Option may be “early exercised” and any shares of the Company’s common stock that you acquire upon exercise of your Option will be subject to a right of repurchase that will lapse monthly over a 12-month period from the vesting commencement date. Any unvested portion of the Option will vest in full upon a Company Transaction (as such term is defined in the Plan).

In addition, if the Company completes n initial public offering of its common stock, we anticipate that you would receive a compensation package for your services to the Company as determined by the Board.

The payment of compensation to Board members is subject to many restrictions under applicable law, and a such, you should be aware that the compensation set forth above is subject to future changes and modifications as the Board of its committees may deem necessary or appropriate. In addition, please note that unless otherwise approved by our Board or required under applicable law, directors of our subsidiaries shall not be entitled to any compensation.

Erik Bardman

May 3, 2012

You shall be entitled to reimbursement for reasonable expenses incurred by you in connection with your service to the Company and attendance of Board and committee meetings in accordance with the Company’s established policies.

Please note that nothing in this letter or any agreement granting you equity stock options should be construed to interfere with or otherwise restrict in any way the rights of the Company, its Board or stockholders from removing you from the Board or any committee in accordance with the provisions of applicable law. Furthermore, except as otherwise provided to other non-employee Board members or required by law, the Company does not intend to afford you any rights as an employee, including without limitation, the right to further employment or any other benefits.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating both the enclosed duplicate and original letter and returning them to me. By signing this letter you also represent that the execution and delivery of this agreement and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under or conflict with any agreement or other instrument to which you are bound or a party.

On behalf of the Company it gives us great pleasure to welcome you as a member of our Board. We anticipate your leadership and experience shall make a key contribution to our success at this critical time in our growth and development.

Yours very truly,

/s/ Pete Flint

Pete Flint

Chief Executive Officer

Trulia, Inc.

Acknowledged and agreed to

May 23, 2012

/s/ Erik Bardman
Erik Bardman